BlackRock Funds II
BlackRock Multi-Asset Income Portfolio
BlackRock Dynamic High Income Portfolio
BlackRock Global Dividend Portfolio
(the "Funds")


77Q1(f):

Letters from the registrant and the independent accountants furnished pursuant to sub-items 77K and 77L.

Attached please find as an exhibit to sub-item 77Q1(f) of Form
N-SAR, a letter from the Funds' former independent accountant, Deloitte & Touche LLP.




[PAGE BREAK]




March 28, 2017

VIA ELECTRONIC FILING

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the exhibit to Item 77k on Form N-SAR dated March 28, 2017 related to BlackRock Dynamic High Income Portfolio, BlackRock Global Dividend Portfolio, and BlackRock Multi-Asset Income Portfolio, each a series of BlackRock Funds II, and we have the following comments:

1.	We agree with the statements made in the first and third
paragraphs and in the first and second sentences in the second paragraph.

2.	We have no basis on which to agree or disagree with the
statements made in the third sentence of the second paragraph.


Yours truly,


Deloitte & Touche LLP